UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   October 19, 2010

ACCREDITED MEMBERS HOLDING CORPORATION
(Name of registrant as specified in its charter)

Colorado	000-525-33	20-8097439
State of Incorporation	Commision File Number	IRS Employer Identification No

2 N. Cascade Ave, #1400
Colorado Springs, CO 80903
 (Address of principal executive offices)

719-265-5821
Telephone number, including
Area code

 (Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02  Unregistered Sales of Equity Securities

On October 20, 2010, Accredited Members Holding Corporation (the “Company”) conducted an initial closing of a private placement and issued 2,070,000 shares of its common stock.  The shares were issued at $0.50 per share for total proceeds of $1,035,000.  Because each investor represented that they qualified as an accredited investor, the Company relied on the exemptions from registration provided by Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder for this issuance.  The Company did not pay any commissions or finders’ fees with regards to this issuance.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On October 19, 2010 the Company amended three provisions of its Bylaws, each pertaining to calling and holding meetings of shareholders.  Each of the amendments was adopted to provide the Company additional flexibility in calling and holding shareholder meetings, and to ensure that the Company’s Bylaws are consistent with current Colorado law.  The provisions that were amended are described below:

1.           Article III, Section 5 regarding notice of shareholders meetings.  Previously this provision provided that shareholders must be given a minimum of ten and a maximum of fifty days advance notice of any meeting of shareholders.  As amended this section now provides that with respect to a meeting of shareholders a maximum of sixty days advance notice be given to shareholders.

2.           Article III, Section 6 regarding the quorum requirement for shareholder meetings.  Previously this section provided that the presence in person or by proxy of the holders of record of a majority of the shares issued and outstanding was necessary to achieve a quorum.  As amended this section now provides that a quorum shall consist of shares representing one-third of the votes entitled to be cast on any matter.

3.           Article VIII, Section 3 regarding the fixing of a record date. This section previously provided that a record date for the determination of shareholders entitled to participate in certain corporate actions could not be more than fifty days prior to that corporate action.  The Board of Directors amended this section so that a record date can not be more than seventy days prior to a given corporate action.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits

3.1           Bylaws, as amended October 19, 2010.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 21st day of October 2010.

Accredited Members Holding Corporation

By:	/s/ Mark Labertew
Chief Executive Officer